                                                                     EXHIBIT 2.1


                           ASSET PURCHASE AGREEMENT
                           ------------------------


          ASSET PURCHASE AGREEMENT, made this 11th day of December 1997, by and among ORC ProTel, Inc., a Delaware corporation ("Buyer"), Opinion Research Corporation, a Delaware corporation ("ORC"), Pro Tel Marketing, Inc., an Illinois corporation ("Seller"), Ruth Wolf ("Ruth"), Janice Katz ("Janice"), Allen Wolf ("Allen") and David Katz ("David") (Ruth, Allen, Janice and David are hereinafter collectively referred to as the "Principals," and Ruth and Janice are hereinafter collectively referred to as "Stockholders").

                                  BACKGROUND
                                  ----------

          Seller is engaged in the business of providing telemarketing services (such business as heretofore conducted by Seller and as hereinafter conducted by Buyer is referred to as the "Business"). The Principals either own all of the issued and outstanding capital stock of Seller or are active in the control and operation of the Seller. ORC is engaged in the telemarketing business for market research, and owns, directly or indirectly, all of the issued and outstanding capital stock of Buyer. Buyer desires to become engaged in the Business, to acquire certain of the assets of Seller, to assume certain of the liabilities of Seller and to employ the Principals for their knowledge and expertise in the telemarketing business, and Seller desires to sell and assign such assets and liabilities to Buyer and Principals are willing to provide such expertise to Buyer, all on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties intending to be legally bound, agree as follows:

          1.  Sale and Purchase of Assets.  On the Closing Date (as hereinafter
              ----------------------------
defined), Seller agrees to sell, transfer, assign and deliver to Buyer, free and clear of all liens and encumbrances, and Buyer agrees to purchase, assume and accept from Seller, all of right, title and interest in and to all of the assets of Seller of every nature and description, both tangible and intangible, except as explicitly excluded in Paragraph 2 of this Agreement (the "Assets"), including without limitation the following:

              (a) The leasehold interests described on Schedule 6(f) (the "Leases") and all leasehold improvements relating thereto.

              (b) All operating assets and properties of every nature, kind and description owned by Seller including, without limitation:

                    (i) all computer, telecommunications and other, equipment, furniture, fixtures, supplies and other tangible personal property;

                    (ii) all customer and supplier lists, price lists, files, books and records, ledgers, sales orders and acknowledgments, customer files and account histories, sales literature and promotional materials, and any other data relating to the operation of the Business. Seller can retain copies as necessary for its records and Buyer will make originals available if requested by Seller;

                    (iii) all operating data including, without limitation, software manuals and other technical papers; and

                    (iv) all deposits and prepaid assets and expenses relating to the Assets.

              (c) All intangible assets of every nature, kind and description, including, without limitation:

                    (i) all of Seller's rights to the name "Pro Tel Marketing Inc.";

                    (ii) all trademarks, service marks, logos, trade or brand names, fictitious names, copyrights and any applications therefor;

                    (iii) all patents, patent applications, trade secrets and processes, software inventions, discoveries, designs, improvements, technology, and all other technical data, and all written, printed and other tangible materials embodying or containing any of the foregoing;

                    (iv) all rights to operate the Business as a going concern, to hire any present employees, and to do business with all present customers and suppliers;

                    (v)    all right and interest to and in any goodwill;

                    (vi) all telephone numbers and telephone advertising listings and related agreements;

                    (vii) all licenses, permits and approvals that are transferable or assignable; and

                    (viii) all of Seller's rights, powers, privileges and claims under all Seller Agreements (as hereinafter defined) excluding life and disability insurance policies on or for the benefit of the Principals.

          2.   Excluded Assets.  Notwithstanding the provisions of Paragraph 1
               ----------------
of this Agreement, there is excluded from the sale and purchase contemplated by this Agreement the following assets of Seller ("Excluded Assets"):

               (a) The Seller's minute books, stock books, stockholders' lists and similar corporate records.

               (b) All cash (including demand or time deposits or rights in the nature of cash equivalents) and marketable securities.

               (c) All trade accounts and notes receivable and the documents evidencing them.

               (d) All automobiles and insurance thereon.

               (e) All life and disability insurance policies on or for the benefit of the Principals.

               (f) Prepaid premiums for professional liability errors and omissions insurance policy from Evanston Insurance Company.

          3.   Assumption of Certain Liabilities.
               ----------------------------------

               (a) With the exception of those liabilities expressly assumed by Buyer in accordance with the provisions of subparagraph 3(b) (the "Liabilities"), Buyer does not assume and shall in no event be liable for any debts, liabilities or obligations of Seller, whether fixed or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, or otherwise. Without limiting the foregoing, Buyer does not assume (i) any liability for Taxes (as hereinafter defined) payable for any periods prior to and including the Closing Date, (ii) any long term or bank debt, (iii) any liability or obligation to any employee, director, officer or stockholder of Seller, including without limitation, any liability in connection with any Employee Benefit Plan (as hereinafter defined),
(iv) any trade payables, (v) any liability or obligation for brokerage commissions, finders' fees or professional services of any kind incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, (vi) any liability or obligation arising under any arbitration or litigation proceeding, whether or not disclosed in this Agreement, (vii) any liability or obligation arising from events occurring on or prior to the Closing Date, whether or not disclosed in this Agreement, including, without limitation, any liability or obligation arising from (A) environmental matters, (B) the infringement by Seller upon any intellectual property rights of others, or (C) the failure to comply with any requirements of law or any requirements of governmental bodies or agencies having jurisdiction over Seller or the conduct of Seller's business, and (viii) any liability or obligation arising as a result of, or which existence constitutes, a breach of any of Seller's representations, warranties or covenants contained in this Agreement. Seller and each of the Principals, jointly and severally, agree to indemnify Buyer and ORC and their respective officers, directors and agents, from, against and in respect of any liabilities or obligations of Seller not assumed by Buyer hereunder. Notwithstanding the foregoing, any expenses incurred by Buyer in defending any suits or claims relating to the foregoing, including reasonable costs and attorney's fees, shall be subject to, and applied against, the sum of $150,000 set forth in subparagraph 8(b) of this Agreement

               (b) Buyer hereby assumes only the following liabilities and obligations of Seller:

                    (i) liabilities and obligations arising from and after the Closing Date under the Seller Agreements,

                    (ii) all obligations to complete open customer sales orders reflected on Seller's books and records as of the Closing Date, and

                    (iii) the obligation to maintain $125,000 of insurance on the life of Raymond Statis while he is employed by Buyer or its successor or assignee.

          4.   Purchase Price; Terms of Payment; Allocation.
               ---------------------------------------------

               (a)  Purchase Price, In consideration of the Assets and the
                    ---------------
obligations under the Agreement Not To Compete attached hereto as Exhibit "A", Buyer hereby assumes the Liabilities and agrees to pay Seller the guaranteed amounts set forth in subparagraph 4(b) below, the contingent amounts set forth in subparagraph 4(c) below, and ORC agrees to issue the Stock Options described in subparagraph 4(b) below (collectively, the "Purchase Price").

               (b)  Guaranteed Amounts.
                    -------------------

                         (i)   At the Closing, Buyer shall pay Seller the sum of
$10,000,000 in immediately available funds by wire transfer to an account(s) designated by Seller.

                         (ii)  At the Closing, ORC shall deliver the following
stock options (the "Stock Options"):

                                   (A) to Ruth and Allen jointly, options to
purchase 200,000 shares of Common Stock of ORC at an exercise price of $3.75 per share. the stock options shall be in the form of Stock Option attached hereto as Exhibit "C", shall expire on the seventh anniversary of the Closing, and shall be redeemable on the second anniversary of the Closing for the amount of $1,000,000 and;

                                   (B) to Janice and David jointly, options to
purchase 200,000 shares of Common Stock of ORC at an exercise price of $3.75 per share. The stock options shall be in the form of Stock Option attached hereto as Exhibit "C", shall expire on the seventh anniversary of the Closing, and shall be redeemable on the second anniversary of the Closing for the amount of $1,000,000.

               (c)  Contingent Payments.
                    -------------------

                         (i)  In the event the Revenues (as hereinafter defined)
of the Business for the year ending December 31, 1998 (the "1998 Revenues") shall equal or exceed $12,140,000, Buyer shall pay Seller on March 1, 1999, a sum equal to (A) $600,000, plus (B) an amount equal to $150,000 multiplied by a fraction, the numerator of which shall be the 1998 Revenues (but in no event more than $15,175,000) less $12,140,000 and the denominator of which shall be 3,035,000.

                         (ii) In the event the EBITDA (as hereinafter defined)
of the Business for the year ending December 31, 1998 (the "1998 EBITDA") shall equal or exceed $2,722,300, Buyer shall pay Seller on March 1, 1999, a sum equal to the following:

                                   (A) $1,125,000; plus

                                   (B) $562,500 multiplied by a fraction, the
numerator of which shall be the 1998 EBITDA (but in no event more than $3,111,200) less $2,722,300 and the denominator of which shall be 388,900; plus

                                   (C) $225,000 multiplied by a fraction, the
numerator of which shall be the 1998 EBITDA (but in no event more than $3,500,100) less $3,111,200 and the denominator of which shall be 388,900; plus

                                   (D) $337,500 multiplied by a fraction, the
numerator of which shall be the 1998 EBITDA (but in no event more than $3,889,000) less $3,500,100 and the denominator of which shall be 388,900.

                         (iii)   In the event the Revenues of the Business for
the year ending December 31, 1999 (the "1999 Revenues") shall equal or exceed $14,080,000, Buyer shall pay Seller on March 1, 2000, a sum equal to (A) $600,000, plus (B) an amount equal to $150,000 multiplied by a fraction, the numerator of which shall be the 1999 Revenues (but in no event more than $17,600,000) less $14,080,000 and the denominator of which shall be 3,520,000.

                         (iv)    In the event the EBITDA of the Business for the
year ending December 31, 1999 (the "1999 EBITDA") shall equal or exceed $3,180,100, Buyer shall pay Seller on March 1, 2000, a sum equal to the following:

                                   (A) $1,125,000; plus

                                   (B) $562,500 multiplied by a fraction, the
numerator of which shall be the 1999 EBITDA (but in no event more than $3,634,400) less $3,180,100 and the denominator of which shall be 454,300; plus

                                   (C) $225,000 multiplied by a fraction, the
numerator of which shall be the 1999 EBITDA (but in no event more than $4,088,700) less $3,634,400 and the denominator of which shall be 454,300; plus

                                   (D) $337,500 multiplied by a fraction, the
numerator of which shall be the 1999 EBITDA (but in no event more than $4,543,000) less $4,089,700 and the denominator of which shall be $454,300.

                         (v)    In the event of the Revenues of the Business for
the year ending December 31, 2000 (the "2000 Revenues") shall equal or exceed $16,800,000, Buyer shall pay Seller on March 1, 2001, a sum equal to (A) $600,000, plus (B) an amount equal to $150,000 multiplied by a fraction, the numerator of which shall be the 2000 Revenues (but in no event more than $21,000,000) less $16,800,000 and the denominator of which shall be 4,200,000.

                         (vi)    In the event the EBITDA of the Business for the
year ending December 31, 2000 (the "2000 EBITDA") shall equal or exceed $3,791,200, Buyer shall pay Seller on March 1, 2001, a sum equal to the following:

                                   (A) $1,125,000; plus

                                   (B) $562,500 multiplied by a fraction, the
numerator of which shall be the 2000 EBITDA (but in no event more than $4,332,800) less $3,791,200 and the denominator of which shall be 541,600; plus

                                   (C) $225,000 multiplied by a fraction, the
numerator of which shall be the 2000 EBITDA (but in no event more than $4,874,400) less $4,332,800 and the denominator of which shall be 541,600; plus

                                   (D) $337,500 multiplied by a fraction, the
numerator of which shall be the 2000 EBITDA (but in no event more than $5,416,000) less $4,874,400 and the denominator of which shall be 541,600.

                         (vii)   In the event the sum of the 1998 EBITDA, the
1999 EBITDA and the 2000 EBITDA shall exceed in the aggregate $13,848,000, Buyer shall pay Seller on March 1, 2001, a sum equal to the lesser of (A) 50% of such excess, or (B) $1,000,000.

               (d) Revenue shall mean all the revenue of the Business without regard to the source of the business, on a Stand Alone basis, EBITDA shall mean the earnings of the Business on a Stand Alone basis before interest, or penalties or fees related thereto, taxes or penalties or fees related thereto, depreciation and amortization, all as calculated in accordance with generally accepted accounting principles, consistently applied with prior periods, and as reported by Buyer on the worksheets used by ORC for purposes of reporting its consolidated financial statements. For purposes of calculating EBITDA, all general corporate overhead allocations unrelated to the actual provision of goods and services to the Business and all corporate allocations (including charges, if any, for acquisition costs in relation to this agreement) to the Business from ORC, shall be disregarded. Stand Alone shall mean without cost allocations from ORC or any other entity owned in whole or in part by ORC. Services which Seller usually requires and which are performed for ORC-ProTel at a cost equal to or less than the cost of equivalent services in the marketplace or at the written request or approval of any one of the Principals shall be charged to ORC-ProTel as any other charge or expense for such service. Modifications of FASB or GAAP at any time after the date of this agreement will be disregarded for purposes of this paragraph 4(d).

               (e) Allocation of Purchase Price.  The parties agree that the
                   -----------------------------
purchase price shall be allocated as set forth on Exhibit "D". Such allocation shall be binding on the parties and all income tax or other information returns, including IRS Form 8594 ("Asset Acquisition Statement under Section 1060"), shall be filed in a manner consistent with such allocation.

          5.   Use of Cash Flow.  Buyer shall have the right to retain at the
               ----------------
Closing an amount of cash and accounts receivable of Seller equal to $1,400,000 (the "Cash Flow Amount"). The Cash Flow Amount shall be comprised of such combination of cash and accounts receivable as the parties shall mutually agree, but in no event shall include less than $800,000 in cash. The Cash Flow Amount shall be retained by Buyer until such time as the Business shall generate, on a stand-alone basis, sufficient cash flow to support its operations, but in no event shall be retained for more than six months after the Closing Date, at which time (a) the cash, including any cash received in collection of any accounts receivable comprising the Cash Flow Amount (the "CF Receivables"), shall be paid by Buyer to Seller, and (b) any CF Receivables which remain uncollected shall be returned uncollected to Seller.

          6.   Representations, Warranties and Agreements of Seller and
               --------------------------------------------------------
Principals with Respect to Seller.  As material inducement to Buyer to enter
----------------------------------
into this Agreement and to close hereunder, Seller and the Principals hereby jointly and severally make the following representations and warranties to
Buyer:

               (a) Corporate Status; Authority.  Seller is a corporation duly
                   ----------------------------
organized, validly existing and in good standing under the laws of the State of Illinois, and is duly qualified in the States of Wisconsin and Kansas, constituting the only states in which such qualification is required. Seller has the power and authority to own its properties and to carry on its business as it is now being conducted. Seller has the full legal right and power required to execute and deliver this Agreement and any and all assignments, bills of sale, deeds, agreements, documents or instruments to be executed and/or delivered in connection herewith (collectively the "Purchase Documents") and to perform its obligations hereunder and thereunder.

               (b) Ownership of Capital Stock of Corporation. The Principals own
                   ------------------------------------------
beneficially and of record all outstanding shares of capital stock of Seller in accordance with the percentages set forth on Schedule 6(b).

               (c) Due Authorization; Validity of Agreement. The execution,
                   -----------------------------------------
delivery and performance of this Agreement has been duly authorized by the Stockholders and directors of Seller and by all other necessary action, corporate or otherwise. This Agreement and the Purchase Documents have been duly executed and delivered and constitute, or will constitute when executed and delivered by Seller and the Stockholders, the valid and binding obligation of Seller and the Stockholders, enforceable against them in accordance with their respective terms.

               (d) Subsidiaries and Joint Ventures.  Seller has no
                   --------------------------------
subsidiaries and does not own any capital stock, security, partnership interest or other interest of any kind in any corporation, partnership, joint venture, association or other entity.

               (e) Financial Statements.  The Balance Sheets of Seller as of
                   ---------------------
December 31, 1996 (the "December Balance Sheet") and September 31, 1997 (the "Interim Balance Sheet") and the related Statements of Income and Retained Earnings, and all other Statements and related Schedules and Notes to the foregoing, if any, copies of all of which constitute Schedule 6(e), were prepared in accordance with generally accepted accounting principles except as set forth on Schedule 6(e), consistently applied throughout the periods reported upon and with past periods, and fairly and accurately present the financial position of Seller as of the dates of such Balance Sheets and Statements, and the results of the operations of Seller for the periods reported upon.

               (f) Real Estate.  Seller has no interest in any real estate
                   ------------
except that Seller leases, as tenant, the premises described on Schedule 6(f) as being so leased (the "Premises"). To the knowledge of Seller and the Principals, except as shown on such Schedule, the Premises are in good operating condition and repair and do not require any repairs other than normal routine maintenance to maintain them in good condition and repair. To the knowledge of Seller and the Principals, Seller is in compliance with all terms of its applicable leases covenants and restrictions and all appropriate by-laws and building regulations relating to the Premises. Seller's interest in the Premises is not subject to the rights of any third party with respect to any lease tenancy, license or other right of occupation in respect of the whole or any part of the Premises, and is not subject to any mortgage, charge, lien, debenture, option or other encumbrance or adverse right.

               (g) Environmental Matters.  To the knowledge of Seller and the
                   ---------------------
Principals, the Premises and all activities and conditions at the Premises are in compliance with all laws, statutes, ordinances, regulations and orders concerning discharges to the air, soil, surface water or groundwater and concerning the storage, treatment or disposal of any waste or any substance defined as "hazardous" or "dangerous" under applicable law, and no such substance is present in or on the Premises.

               (h) Tangible Personal Property.  Seller has good, valid and
                   ---------------------------
marketable title to all tangible personal property reflected on the Interim Balance Sheet, and to all other personal property owned by it, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of every kind or character. Seller is the owner, lessor, or licensee of all the personal property which it uses in the operation of its business. All equipment, furniture and fixtures, and other tangible personal property of Seller necessary for use in the business is in good operating condition and repair and does not require any repairs other than normal routine maintenance, including expected periodic replacement, to maintain such property in good operating condition and repair.

               (i) Intellectual Property.  The corporate names and logo of
                   ----------------------
Seller and the trade names and trademarks listed on Schedule 6(i) are the only names and trademarks which are used by Seller in the operation of its business. No claim has been asserted against Seller involving any conflict or claim of conflict of its trade names or trademarks with the trade names, trademarks or corporate names and logos of others, and the Stockholders and Seller have no knowledge of any basis for any such claim or conflict other than the existence of other businesses using the name ProTel. Seller owns no patents, copyrights or any other registrable intellectual property rights other than the Names and Trademarks. Seller possess, leases or licenses all intellectual property rights needed or required for the conduct of its business. To the knowledge of Seller and the Principals, no service sold by Seller or any activity of Seller infringes upon any intellectual property rights of any other party.

               (j) Software.  The computer software used by Seller in
                   --------
connection with its business has been developed by Seller, or purchased or licensed from others for Seller's use. Neither Seller nor Principals have any knowledge of any claim or proceeding asserted or threatened in which infringement by such software upon the rights of any third parties is alleged.

               (k) Insurance.  Seller maintains insurance policies bearing the
                   ----------
numbers, for the terms, with the companies, in the amounts, providing the general coverage, and with the premiums set forth on Schedule 6(k). All of such policies are in full force and effect and, to the knowledge of Seller and the Principals, Seller is not in default of any provision thereof. Seller has not received any notice which remains uncured from any issuer of any such policies of its intention to cancel or refusal to renew any policy issued by it.

               (l) Contracts, Leases, Agreements and Other Commitments.
                   ----------------------------------------------------
Seller is not a party to or bound by any written, oral or implied contract, agreement, lease, power of attorney, guaranty, surety arrangement, or other commitment, except for the agreements listed on Schedule 6(l) (the "Seller Agreements"). All of the Seller Agreements are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. Seller and, to the best knowledge of Seller and the Stockholders, all other parties to all of the Seller Agreements have performed all obligations required to be performed to date under such Agreements and neither Seller, nor to the best knowledge of Seller and the Stockholders, any such other party, is in default or in arrears under the terms thereof. The consummation of the transactions herein contemplated do not and will not result in the breach of any of the terms and conditions of, constitute a default under or otherwise cause any impairment of any Seller Agreement. None of the terms or provisions of any of the Seller Agreements adversely affects the business, prospects, conditions, affairs or operations of Seller, or any of its properties or assets.

               (m) Labor Relations, Employees.
                   ---------------------------

                         (i)    Set forth on Schedule 6(m) (i) is a list of all
employment agreements to which Seller is a party or by which it is bound. Seller has delivered to Buyer true, complete and correct copies of all employment agreements and all of the personnel policies, handbooks, procedures, and forms of employment applications relating to the employees of Seller.

                         (ii)   Set forth on Schedule 6(m) (ii) is a list of all
employees of Seller, together with their rate of compensation, title, union affiliation (if any), original date of hire, vacation benefits, and sick leave benefits (if payable in cash upon termination of employment).

                         (iii)  Seller shall

                              (A) terminate as of the Closing Date all of its
employees and shall

                              (B) in conjunction with Buyer, prepare and sign at
Closing a joint Notice to all employees of Sellers that have accepted Buyer's offer of employment to the effect that the sale has closed and their employment with Seller has terminated immediately prior to the Closing and immediately following the Closing they are employed by Buyer on the terms set forth in such offer.

                              (C) be responsible for any liabilities or
obligations arising as a result of such termination.

                         (iv)   Except as set forth on Schedule 6(m)(iv):

                              (A) there is no union representing or purporting
to represent any of the employees of Seller nor has there been any such representation at any time in the past, and Seller is not subject to any collective bargaining agreements with any union representing or purporting to represent the employees of Seller, nor has Seller been subject to any such collective bargaining agreements at any time in the past;

                              (B) Seller maintains a good working relationship
with its employees and there are no strikes, slowdowns, or other work stoppages pending or, to the knowledge of Seller or the Stockholders, threatened, against Seller;

                              (C) Seller has complied in all material respects
with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security, unemployment compensation and similar taxes, and Seller is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing; and

                              (D) to the knowledge of Seller and the Principals,
there are no charges, suits, actions, administrative proceedings or investigations, and/or claims, instituted by or against, pending, threatened against and/or affecting Seller, whether domestic or foreign, before any court, governmental agency, department, board of instrumentality, or before any arbitrator (collectively "Actions") concerning or in any way related to the employees of Seller, including, without limitation, Actions involving unfair labor practices, wrongful discharge and/or any other restriction on the right of Seller to terminate its respective employees, employment discrimination, occupational safety and health, and workers' compensation.

               (n) Employee Pensions and ERISA.
                   ----------------------------

                         (i)   Neither Seller nor any entity which would be
considered a single employer with Seller under Section 4001(b) (1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (an "ERISA Affiliate") maintains, sponsors, contributes to or has any liability under any agreement, plan, practice or program, whether written or oral, providing for bonus payments, child or dependent care benefits, death benefits, accidental death and dismemberment benefits, deferred compensation benefits, disability or other wage continuation benefits, educational assistance or tuition benefits, health benefits, paid holiday benefits, incentive compensation payments, leave of absence rights, medical expense payment or reimbursement benefits, profit sharing, pension or other retirement benefits, stock option, stock appreciation rights or stock purchase benefits, severance or termination pay or benefits (including post-employment consulting arrangements) or vacation, except as set forth on Schedule 6(n). The items set forth on
Schedule 6(n) are individually referred to as an "Employee Benefit Plan" and collectively referred to as "Employee Benefit Plans". Schedule 6(n) includes, but is not limited to, each plan maintained or contributed to by Seller or an ERISA Affiliate which is an "employee benefit plan" as such term is defined in
Section 3(3) of ERISA. Seller has delivered to Buyer a true and complete copy of each Employee Benefit Plan, including all texts, amendments, and other agreements (whether formal or informal) adopted in connection therewith. No employee or former employee (or a beneficiary thereof) of Seller or an ERISA Affiliate participates in or has any rights to benefits, with respect to employment with Seller under any agreement, plan, practice or program not listed on Schedule 6(n). No person who is not a current or former employee (or a beneficiary thereof) of Seller participates in or is entitled to any benefits under any plan listed on Schedule 6(n). None of the welfare plan's (as that term is defined in Section 3(1) of ERISA) of Seller are self insured.

               (ii) Each Employee Benefit Plan has complied and currently complies in form, operation and administration with the applicable provisions of the Code and ERISA, including, without limitation, Sections 162(k) and 4980B of the Code and Sections 601-608 of ERISA, or any similar state law, and Seller shall remain responsible for any obligations arising thereunder.

               (iii) No actions, suits or claims with respect to Seller's Employee Benefit Plans are pending or threatened, and neither Seller nor the Stockholders have any knowledge of any facts which would reasonably be expected to give rise to or result in any such action, suit or claim.

               (iv) No Employee Benefit Plan provides post-employment medical, health, or life insurance benefits for present or future retirees or present or future terminated employees, except for continuation coverage provided pursuant to the requirements of Section 4980B of the Code or Sections 601-608 of ERISA or a similar state law, or continued coverage under an insurance policy for a period not to exceed 60 days following termination of employment.

               (v) Seller does not maintain any unfunded deferred compensation benefits or plans for its current or terminated employees.

               (vi) Neither Seller nor any ERISA Affiliate maintains, contributes to, or sponsors, or has maintained, contributed to, or sponsored an employee benefit plan (as that term is defined under Section 3(3) of ERISA) which is or was subject to Section 412 of the Code or Title IV of ERISA.

               (vii) Seller and each ERISA Affiliate have complied with the requirements of The Health Insurance Portability and Accountability Act of 1996 and the rules and regulations issued thereunder.

          (o)  Suppliers and Customers.  Schedule 6(o) is a complete and
               ------------------------
accurate list of the names of all suppliers and customers of Seller which respectively have contributed individually over the preceding 12-month period more than 5% of all sales and services to, and orders and use of services from, Seller ("Suppliers and Customers"). Except as set forth in Schedule 6(o), the relationships of Seller and the Stockholders with their suppliers and customers are good commercial working relationships Seller and the Principals have no knowledge or reason to believe that the consummation of the transactions contemplated herein will adversely affect the relationship of Buyer as the successor to Seller in the conduct of the Business as structured in this Agreement and related documents with any such Supplier or Customer.

          (p)  Liabilities.  Neither Seller nor Principals have any knowledge of
               ------------
any contingent liabilities on the part of Seller not reflected on (i) the December or Interim Balance Sheets, or (ii) this Agreement or any Schedule hereto.

          (q)  Litigation.  Seller is not a party to and, to the knowledge of
               -----------
Seller and the Principals, is not threatened with any suit, action, arbitration, administrative or other proceeding, or governmental investigation. There is no judgment, decree, award or order outstanding against Seller, and Seller is not contemplating the institution of any suit, action, arbitration, administrative or other proceeding. Except as set forth on Schedule 6(q), neither Seller nor the Principals have any knowledge of any occurrence that may result in a claim for damages against Seller. Seller has recently been dismissed without prejudice from the suit styled as Lasensky vs. Continental Casualty Company et al in the Superior Court of the State of California, County of San Diego, No 697141, Dept 44, the Honorable Anthony C. Joseph, presiding.

          (r)  Conflicting Interests.  Except as set forth on Schedule 6(r),
               ----------------------
neither the Principals, nor any director or officer of Seller, nor any relative or any affiliate of any of the foregoing, (i) has any pecuniary interest in any supplier or customer of Seller or in any other business enterprise with which Seller conducts business or with which Seller is in competition, or (ii) is indebted to Seller for money borrowed.

          (s)  Compliance with Law and Regulations.  Except as set forth in
               ------------------------------------
Schedule 6(s), to the knowledge of Seller and the Principals, Seller is in compliance with all requirements of law, Federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, and, without limiting the foregoing, Seller has paid all monies and obtained all licenses, permits, certificates, and authorizations needed or required for the conduct of its business and the use of its properties and the premises occupied by it. Neither Seller nor the Principals have received any notice from any Federal, state or municipal authority or any insurance or inspection body that any of its properties, facilities, equipment, or business procedures or practices, fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body. All licenses, permits, orders and approvals issued by any governmental body or agency currently in effect and pertaining to the property, assets or business of Seller are listed on Schedule 6(s).

          (t)  Agreement Not in Breach of Other Instruments Affecting Seller and
               -----------------------------------------------------------------
Principals; Governmental Consent.  Except as set forth on Schedule 6(t), the
---------------------------------
execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof (i) will not result in the imposition of any lien, security interest or encumbrance or in the breach of any of the terms and provisions of, or result in a termination or modification of or constitute a default under, or conflict with, or cause any acceleration of any obligation of Seller or the Principals under, or permit any other party to modify or terminate, any Seller Agreements by which Seller or either the Principals are bound, any judgment, decree, order, or award of any court, governmental body or arbitrator, any applicable law, or the By-laws or Articles of Incorporation of Seller, and (ii) does not require the consent of any governmental authority.

          (u)  Tax Matters.
               ------------

                    (i) For purposes of this Agreement: "Tax" and "Taxes" shall mean any Federal, state (including the District of Columbia), local, foreign (including possessions or territories of the United States) or other tax (whether income, excise, sales or use, ad valorem, franchise, real or personal property, transfer, employment or any other kind of tax no matter how denominated), or any assessment, levy, impost, withholding, or other governmental charge in the nature of a tax, and shall include all additions to tax, interest, penalties and fines with respect thereto. "Return" and "Returns" shall mean all reports, estimates, information statements and returns of any nature, including amended versions of any of the foregoing, required to be filed in connection with any Taxes pursuant to the statutes or regulations of any federal, state, local or foreign government taxing authority.

                    (ii) Seller has filed all Returns that are required to be filed on or before the date hereof.

                    (iii) All Taxes for which Seller is or will be liable and that are due before Closing for operations before Closing on all Returns filed on or before the Closing Date have been or will be paid and all Taxes which are required to be withheld or collected by Seller for operations before Closing have been duly withheld and collected and, to the extent required, have been paid to the appropriate governmental authority or properly deposited as required by applicable law. All unpaid Taxes that are or will be owing for operations during he period ending on the Closing Date will be the responsibility of, and paid by, Seller.

                    (iv) Except as set forth in Schedule 6(u)(iv), as of the date of this Agreement, Seller has received no notice that any taxing authority has asserted or threatened to assert any deficiency or assessment for any Taxes against Seller and the Principals know of no audit or investigation by any taxing authority with respect to any Tax liability of Seller.

          (v)  No Material Adverse Change.  Since December 31, 1996, there
               --------------------------
is not been, and there is not threatened, any material adverse change in the financial condition, or business, of Seller or any material physical damage or loss to any of its properties or to the Premises.

          (w)  Statements and Other Documents Not Misleading. Neither this
               ---------------------------------------------
Agreement, including all Schedules, nor the closing documents, nor any other financial statement, document or other instrument heretofore or hereafter furnished by Seller or the Principals to Buyer in connection with the transactions contemplated hereby contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading. There is no material fact known to the Seller or the Principals which adversely affects the business, prospects, financial condition or affairs of the Seller or any of its properties, assets or liabilities which has not been set forth in this Agreement or the Schedules hereto.

     7.   Representations, Warranties, and Agreements of Buyer and ORC.  As
          ------------------------------------------------------------
material inducement to Seller and the Principals to enter into this Agreement and to close hereunder, Buyer and ORC make the following representations and warranties to Seller and the Principals:

          (a)   Corporate Status and Authority.  Buyer and ORC are corporations
                ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware, and any other state in which qualification is necessary for Buyer or ORC to conduct their business, and have the power and authority to acquire the Assets and assume the Liabilities hereunder and to carry on the Business of Seller. Buyer and ORC have the full legal right and power required to execute and deliver this Agreement and the Exhibits thereto and to perform the obligations hereunder and thereunder.

          (b)  Due Authorization:  Validity of Agreement.  The execution,
               -----------------------------------------
delivery and performance of this Agreement has been duly authorized by the stockholder and directors of Buyer and by all other necessary action, corporate or otherwise. This Agreement and its Exhibits have been duly executed and delivered and constitute, or will constitute when executed and delivered by Buyer and ORC, whichever applicable, the valid and binding obligations of Buyer and ORC, whichever applicable, enforceable in accordance with their respective terms.
          (c)  Litigation.  Neither Buyer nor ORC is a party to or, to their
               ----------
knowledge, is threatened with any suit, action, arbitration, administrative or other proceeding, or governmental investigation, nor is there any judgment, decree, award or order outstanding against Buyer or ORC, nor does either Buyer or ORC have any knowledge of any occurrence that may result in a claim for damages against Buyer or ORC, which would have a material adverse affect on either Buyer's or ORC's financial condition and their ability to consummate this transaction and carry on their business so as to make all payments to Sellers that are due or will become due hereunder.

          (d)  No Material Adverse Change.  Since December 31, 1996, there has
               --------------------------
not been, and there is not threatened, any material adverse change in the financial condition, business, prospects or affairs of Buyer or ORC or any material damage or loss to any of their properties.

          (e)  Agreement Not in Breach of Other Instruments.  The execution and
               ---------------------------------------------
delivery of this Agreement, the consummation of the transaction provided for herein, and the fulfillment of the terms hereof by Buyer and ORC, will (i) not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer and ORC under, any agreement by which Buyer or ORC, whichever applicable, is bound, any judgment, decree, or order, or award of any court, governmental body, or arbitrator, or any applicable law, rule, or regulation, or the By-laws or Certificate of Incorporation of Buyer or ORC, and (ii) does not require the consent of any governmental authority.

          (f)  Buyer's Obligation to Seller's Employees.  Buyer shall have made
               ----------------------------------------
prior to Closing a bona fide written offer of employment to all of Seller's full time employees listed on Schedule 7(f) hereto, with terms and conditions equal to or better than the terms and conditions set forth in such Schedule.

     8.   Continuation and Survival of Representations and Warranties;
          ------------------------------------------------------------
Indemnity.
---------
          (a) All representations and warranties made in this Agreement are true and correct as of the date hereof and shall be true and correct at all times between the date hereof and the Closing Date. All representations and warranties made in this Agreement shall survive the consummation of the transaction provided for in this Agreement and, except for those set forth in Paragraphs 6(a) through 6(e) (inclusive), 6(h), 6(t) and 6(w), shall expire on the second anniversary of the date hereof. Each warranty and representation contained herein is independent of all other warranties and representations contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied. Exceptions or qualifications to any warranties or representations contained herein shall not be construed as exceptions or qualifications to any other warranty and shall not be deemed to have been waived, affected or impaired by any investigation made by or any knowledge of any party to this Agreement. Buyer hereby expressly agrees that Seller shall not be charged with knowledge of any fact or condition pertaining to the Business (whether such fact or condition relates to the representations or warranties contained herein or otherwise) unless a Principal had actual (as opposed to imputed) knowledge of such fact or condition.

          (b) Indemnification Provisions for Benefit of Buyer. In the event Seller or any of the Principals breaches any of its representations, warranties and covenants contained in this Agreement and, if there is an applicable survival period pursuant to Paragraph 8(a) above, provided that Buyer or ORC makes a written claim for indemnification against Seller within such survival period, then Seller and the Principals, jointly and severally, agree to indemnify Buyer and ORC from and against any suits, claims, judgements, reasonable costs and attorney's fees (Adverse Consequences) Buyer or ORC shall suffer as a result of such breach; provided, however, that Seller and the Principals shall not have any obligation to indemnify Buyer or ORC from and against any Adverse Consequences caused by the breach of any representation or warranty contained in Paragraphs 6(f), 6(g), 6(i) through 6(s) (inclusive), 6(u) and 6(v) above until Buyer or ORC has suffered Adverse Consequences by reason of all such breaches in excess of the sum of $150,000, and provided further that Seller and the Principals shall be obligated to indemnify Buyer and ORC from and against such Adverse Consequences only to the extent the Adverse Consequences Buyer or ORC has suffered by reason of all such breaches do not exceed the aggregate amount of $10,000,000 after which point neither the Seller nor the Principals will be obligated to indemnify Buyer or ORC from and against further such Adverse Consequences.

     9.   Certain Covenants of the Parties.
          --------------------------------

          (a)  Access to Information and Inspection Rights. Seller shall give to
               --------------------------------------------
Buyer and its designated representatives, except for confidential customer data, full access to all records, employees, suppliers, customers, advisors and representatives of Seller, including, without limitation, access to all of the properties, facilities and assets of Seller and to all of the documents, books and records relating to the current and past operations and business of Seller, and to make copies thereof and permit such representatives to interview and question the officers, employees, suppliers, customers, and representatives of Seller.

          (b)  Capital Funding.  ORC will make available to Buyer, or guarantee
               ---------------
Buyer's commercial borrowing of, capital funding, at commercially reasonable interest rates, to be used for the purpose of opening new, or expanding existing, phone centrals in such places and at such times and in such manner as agreed to by a simple majority of the Board, all in accordance with the Schedule attached hereto as Exhibit "B".

          (c)  Employee Benefit Plans.  Seller covenants and warrants to Buyer
               -----------------------
that it will take all of the following actions with respect to the Seller's Employee Benefit Plans:

               (i)    Except as set forth in subparagraph (ii) below:

                      (A) As of the Closing, Seller will terminate all of its Employee Benefit Plans and will fully vest employees in their accrued benefits thereunder, with such accrued benefits calculated as of the date hereof, and all assets held by such Plans for Seller's employees shall be distributed to the Plan participants or their beneficiaries on the earliest date on which a distribution is permitted to be made. Seller shall satisfy all reporting, disclosure and other ERISA or Code requirements relating to Seller's Employee Benefit Plans and comply with all rules or regulations applicable to the termination of Seller's Employee Benefit Plans and the distribution of all funds held in such Plans to the participants or their beneficiaries.

                      (B) Seller agrees that Buyer does not assume any liability for benefits, claims or expenses arising from or attributable to the existence or operation of any of Seller's Employee Benefit Plans and Seller shall remain solely responsible for any such liabilities, claims or expenses.

               (ii) Buyer agrees that until a new medical plan shall be established by Buyer for Buyer's employees, from and after the Closing Buyer shall continue Seller's existing Premium Only Health Insurance Plan.

          (d)  Registration of Shares Underlying the Stock Options.  As soon as
               ---------------------------------------------------
practicable but in no event later than the second anniversary of the date hereof, ORC, at its cost, shall cause the registration for resale of the shares underlying the Stock Options under the Securities Act of 1933, as amended, and any applicable state securities laws.

          (e)  Further Assurances.  Seller, Stockholders and Buyer and ORC agree
               -------------------
to execute and deliver all reasonable instruments and take all reasonable action as any party may reasonably request from time to time, before or after Closing and without payment of further consideration, in order to effect the transactions provided for herein, including, without limitation, the execution and delivery by Seller of such further instruments of conveyance and transfer as may be necessary to convey and transfer more completely to Buyer the Assets being purchased hereunder. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements.

          (f)  Delivery of Property Received After Closing.  From and after the
               --------------------------------------------
Closing Date, (i) Buyer shall promptly transfer and deliver to Seller any cash, checks (properly endorsed) or other property, including mail, which Buyer may receive and which may belong to Seller, and (ii) Seller shall promptly transfer and deliver to Buyer any cash, checks (properly endorsed) or other property, including mail, which Seller may receive and which may belong to Buyer, (iii) checks received after closing that are not identified by the drawer (whether on the check itself or otherwise) as related to an identifiable invoice or charge for services that was issued by Seller or Buyer will be applied first to the oldest receivable from that drawer and delivered to the owner of that receivable.

          (g)  Cooperation on Claims.  Buyer and Seller shall cooperate in good
               ----------------------
faith with one another in connection with the defense or presentation by any of them of any lawsuits or claims arising out of the conduct of Seller's business. Such cooperation shall include (a) supplying such factual and technical information as it shall possess as the other may reasonably require in connection with any such defense, (b) making available persons employed by it to testify as fact or expert witnesses at trial and on deposition in connection with such suits, and (c) providing such information as may be required by it to respond to discovery proceedings in any such lawsuits.

          (h)  Proration of Taxes.  Buyer, ORC and Seller agree that for Tax
               ------------------
bills received after Closing and covering periods both before and after Closing, the parties will cooperate, prorate and deliver all such bills, calculations and payments, each of the other as may be required to fairly allocate the taxes and payment thereof to the proper responsible party.

          (i)  Right of First Refusal.  ORC hereby grants Buyer the right of
               ----------------------
first refusal, exercisable by written notice from Buyer to ORC within 14 days of receipt of written notice from ORC, to perform telemarketing services for ORC's clients generated by ORC as an extension of its market research activities.

     10.  Closing.
          --------

          (a)  Closing Date.  The Closing of the transactions provided for in
               -------------
this Agreement (herein sometimes called the "Closing") shall take place at the offices of Buyer's counsel, Wolf, Block, Schorr and Solis-Cohen LLP, Twelfth Floor Packard Building, S.E. Corner 15th & Chestnut Streets, Philadelphia, PA, at 10:00 A.M. on January 6, 1998, effective as of January 1, 1998, or at such other place, date and time as shall be agreed to between Buyer and Seller. The date and time of Closing is sometimes herein called the "Closing Date".

          (b)  Deliveries by Seller at Closing.  At Closing, Seller will deliver
               --------------------------------
or cause to be delivered to Buyer the following:

                    (i) such instruments of sale, transfer and assignment as Buyer shall reasonably request to evidence and confirm Seller's sale and transfer of the Assets to Buyer;

                    (ii) a "good standing" certificate issued by each jurisdiction in which Seller is incorporated and qualified to do business as a foreign corporation and a certified copy of Seller's Articles of Incorporation and all amendments thereto issued by the Secretary of State of its state of incorporation, all of which shall be dated as of a date within 30 days prior to the Closing Date;

                    (iii) Articles of Amendment amending Seller's Articles of Incorporation to change Seller's name to one which is not similar to its present corporate name, which Articles of Amendment shall be in proper form and accompanied by the proper check for filing with the Secretary of the State of Illinois;

                    (iv) termination statements and any other termination documents terminating all liens, encumbrances and all claims, if any, in and to the Assets.

                    (v) copies of the minutes of the meetings of the board of directors and stockholders of Seller authorizing the execution and performance of this Agreement, certified by Seller's President or Secretary;

                    (vi) the favorable opinion of Eckhart, McSwain, Silliman & Sears, counsel to Seller, as to the matters set forth on Exhibit "E" attached hereto;

                    (vii) the Agreement Not To Compete in the form attached hereto as Exhibit "A", duly executed by Seller and the Principals;

                    (viii) Employment Agreements with each of the Principals in the form attached hereto as Exhibit "F", duly executed by each of the Principals; and

                    (ix) all such further documents, instruments and agreements which may be reasonably requested by Buyer or its counsel, in order to more effectively transfer title to the Assets to Buyer, or to effect and carry out any provision of this Agreement.

          (c)  Deliveries by Buyer at Closing.  At Closing, Buyer will deliver
               -------------------------------
or cause to be delivered to Seller the following:

                    (i) the sum of $10,000,000, payable by wire transfer to such accounts as Seller shall designate in writing;

                    (ii) the Stock Options in the form attached hereto as Exhibit "C", duly executed by ORC;

                    (iii) copies of the minutes of the meetings of the boards of directors of Buyer and ORC, respectively, authorizing the execution and performance of this Agreement, certified by their respective Presidents or Secretaries;

                    (iv) the Employment Agreements mentioned in subparagraph 10(b)(viii), duly executed by Buyer and ORC; and

                    (v) the favorable opinion of Wolf, Block, Schorr and Solis-Cohen LLP, counsel to Buyer, as to the matters set forth on Exhibit "G" attached hereto.

     11.  Consent to Appointment of Agent.  Each Principal hereby irrevocably
          --------------------------------
appoints Allen Wolf and Janice Katz, jointly, as such Principal's attorney-in-fact and agent (sometimes in this Agreement referred to as the "Principals' Agent") to take any actions to execute any documents on such Principal's behalf with respect to this Agreement and the transactions provided for herein, including but not limited to the making and execution of any amendments to this Agreement (except amendments to this Paragraph 11), the giving and receipt of any notices pursuant hereto, the execution of any and all documents required to be executed in order to complete Closing hereunder, the acceptance of service of process in connection with any claim related to this Agreement and the compromise or settlement of any and all disputes which may hereafter arise pursuant to an provision of this Agreement or any matter or thing growing out of this Agreement of the transaction provided for herein. Such appointment shall, to the fullest extent permitted by law, survive the death or incompetency of any Principal in the event of the incompetency, incapacity, bankruptcy, death or resignation of the Principal's Agent, the Principals shall appoint a successor to serve in such capacity and shall give Buyer written notice of such appointment.

     12.  Conditions Precedent to Buyer's Obligation to Close.  The following
          ----------------------------------------------------
shall be conditions precedent to the obligation of Buyer and ORC to close hereunder, any of which may be waived by Buyer:

          (a) Each of the representations and warranties of Seller and Stockholders contained in this Agreement is now and, at all times after the date of this Agreement to and including the time of Closing shall be, true and correct.

          (b) Each of the agreements, covenants and undertakings of Stockholder and Sellers contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with at or before Closing.

          (c) No litigation, governmental action or other proceedings involving or potentially involving a liability, obligation or loss on the part of Seller aggregating $150,000 or more, or which by reason of the nature of the relief sought might have an adverse effect on Seller's business, shall be threatened in good faith or commenced against either Seller with respect to any matter, or against any person with respect to the consummation of the transaction provided for herein.

          (d) All documents required to be delivered by Seller at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing.
          (e) The satisfactory completion by Buyer of its due diligence investigation which shall include legal and financial audits.

     13.  Conditions Precedent to Seller's Obligation To Close.  The following
          -----------------------------------------------------
shall be conditions precedent to the obligation of Seller and the Stockholders to close hereunder, any of which may be waived by Seller:

          (a) Each of the representations and warranties of Buyer contained in this Agreement is now and at all times after the date of this Agreement to and including the time of Closing shall be, true and correct.

          (b) Each of the agreements, covenants, and undertakings of Buyer contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with at or before Closing.

          (c) All documents required to be delivered by Buyer at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing.

     14.  Miscellaneous.
          -------------

          (a)  Indulgences, Etc.  Neither the failure nor any delay on the part
               ----------------
of either party to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or of any other right nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

          (b)  Controlling Law.  This Agreement and all questions relating to
               ---------------
its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Delaware (notwithstanding any conflict-of-law doctrines of either state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

          (c)  Notices.  All notices, requests, demands and other communications
               -------
required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger or by facsimile transmission and followed promptly by mail) or four days following the day when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

               (i)    If to Seller or the Principals:

                      Allen E. Wolf
                      1320 Prestwick Drive
                      Schereville, IN  46375

                      With a copy to:

                      Roy W. Sears, Esq.
                      Eckhart, McSwain, Silliman and Sears
                      21 S. Clark Street, Suite 3160

                      Chicago, IL  60603

               (ii)   If to Buyer or ORC:

                      Opinion Research Corporation
                      23 Orchard Road
                      Skillman, NJ  08542-0183
                      Attn:  Michael R. Cooper, Ph.D.
                             President and CEO

               with a copy, given in the manner prescribed above, to:

                      David Gitlin, Esquire
                      Wolf, Block, Schorr and Solis-Cohen LLP
                      Twelfth Floor, Packard Building
                      15th and Chestnut Streets
                      Philadelphia, PA 19102

     Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

          (d)  Exhibits and Schedules.  All Exhibits and Schedules attached
               ----------------------
hereto are hereby incorporated by reference into, and made a part of, this Agreement.

          (e)  Binding Nature of Agreement.  This Agreement shall be binding
               ---------------------------
upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

          (f)  Provisions Separable.  The provisions of this Agreement are
               ---------------------
independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable solely because any other or others of them may be invalid or unenforceable in whole or in part.

          (g)  Entire Agreement.  This Agreement, the Exhibits, Schedules and
               ----------------
documents referred to herein (the "Acquisition Agreements") contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by a signed Agreement in writing.

          (h)  Paragraph Headings.  The paragraph headings in this Agreement are
               ------------------
for convenience only; they form no part of this Agreement and shall not affect its interpretation.

          (i)  Interest.  If any payment required to be made by this Agreement
               --------
or any related document referred to herein is not timely made within 10 days after receipt of notice that such payment is past due, such payment (and any accelerated amounts due thereunder) shall bear interest until paid, at an annual rate equal to the then Prime Rate listed on the Wall Street Journal plus 2%.

          (j)  Recovery of Fees by Prevailing Party.  The parties agree that if
               -------------------------------------
any party seeks to resolve a dispute hereunder pursuant to a legal proceeding, the prevailing party in such proceeding shall be entitled to recover from the other party reasonable fees and expenses (including reasonable counsel fees and expenses) incurred in connection with such proceeding.

          (k)  Gender, Etc.  Words used herein, regardless of the number and
               ------------
gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

          (l)  Number of Days.  In computing the number of days for purposes of
               ---------------
this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first above written.

                                        ORC PROTEL, INC.

                                   By: /s/ Michael R. Cooper
                                       _______________________________


                                        OPINION RESEARCH CORPORATION

                                   By: /s/ Michael R. Cooper
                                       _______________________________


                                        PRO TEL MARKETING, INC.

                                   By: /s/ Ruth R. Wolf, President
                                       _______________________________

                                        /s/ Ruth R. Wolf
                                        ______________________________
                                        Ruth R. Wolf

                                        /s/ Allen E. Wolf
                                        ______________________________
                                        Allen E. Wolf

                                        /s/ Janice Katz
                                        ______________________________
                                        Janice Katz

                                        /s/ David P. Katz
                                        ______________________________
                                        David P. Katz